AZZ Inc. Reports Financial Results for Fiscal Year 2019

Full Year Fiscal 2019 Reported EPS of $1.96, its 32nd consecutive year of profitability

Annual Revenues of $927.1 million, with backlog increasing on bookings of $988.6 million

Cash provided from operating activities increased 45.3% compared to prior year

Company reaffirms full year EPS guidance range of $2.25 to $2.75 and fiscal 2020 annual sales guidance range of $950 million to $1,030 million.

May 20, 2019 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), a global provider of metal coating solutions, welding solutions, specialty electrical equipment and highly engineered services, today announced that it issued on May 17, 2019 its 2019 audited consolidated financial statements contained in the Company's Fiscal Year 2019 Annual Report on Form 10-K for the year ended February 28, 2019.

Management Discussion
Tom Ferguson, president and chief executive officer of AZZ, said, “In Fiscal 2019 we achieved solid double-digit year-over-year growth for both top- and bottom-lines, while posting our 32nd consecutive year of profitability. We experienced a resurgence in demand for galvanizing services, refinery turnarounds, and an increase in international projects for the Energy Segment, which generated revenue growth of 14% and a 13% increase in net income. Our consolidated bookings for the year increased 32% to $988.6 million and our backlog increased 25% to $332.9 million; driving our book to revenue ratio to 1.07 versus .92 in the previous year. We have a strong cash flow business that for the year generated $114.7 million of net cash provided by operating activities, an increase of 45%.”

“During the year, we continued to develop our end-markets as we integrated acquisitions made during the prior year: Powergrid Solutions, Inc., Enhanced Powder Coating Ltd., and Rogers Brothers Company, a business specializing in spinner galvanizing. We successfully acquired the assets of Lectrus out of bankruptcy in March 2018, another enclosure business for our Energy segment. Also, during the past month we acquired K2 Partners Inc. and Tennessee Galvanizing Inc. to add to our Metal Coatings business. As discussed throughout the year, our investments in digital galvanizing systems (DGS) are paying off, and our powder coating and galvanized rebar businesses, that we recently entered, continue to grow.”

Throughout the year we encountered moderate cyclical headwinds in commodity prices, labor costs and the continuing secular downturn in the domestic nuclear business. We were disappointed in our fourth quarter results, which was impacted by a delay in shipping the first part of a major order from our high-voltage bus business into China. However, we commenced shipping this order during the first quarter of fiscal 2020 which began on March 1, 2019. Our Specialty Welding business had several key opportunities delayed, with most expected to begin during fiscal 2020. We are also experiencing a normal level of turnaround activity this spring. Zinc costs in our kettles did not decline as quickly as we expected, creating a drag on margins in our galvanizing during the quarter.”

“In Metal Coatings we delivered an industry leading operating margin of 19% for the year despite the challenges of higher zinc prices, higher labor costs and pricing pressure in a few regions,” said Mr. Ferguson. “We partially offset these effects by increasing our overall pricing while growing our volumes organically and through investment and acquisition. We remain committed to delivering on the investments made for organic growth, driving operational efficiencies more aggressively, and maintaining an active M&A program to support our strategic growth initiatives. We believe we will gain measurable traction from these strategic initiatives throughout fiscal 2020.”

Mr. Ferguson continued, “Our Energy segment benefitted from the rebound in domestic refinery turnaround activity during the fiscal year, while we were also able to generate additional business internationally in refinery services as well as power generation projects. We believe that, despite the secular decline in the domestic nuclear power generation market, we have taken appropriate realignment actions during the past two years, including a change in leadership of the Electrical platform, restructuring the sales effort, and increasing emphasis on operational excellence and customer satisfaction. We are seeing signs of improvement and are looking forward to stronger markets in specialty welding, and more normalized margins as we continue to grow our Electrical platform in fiscal 2020.”

Fiscal Year 2020 Guidance
Mr. Ferguson concluded, “We are gaining confidence in our outlook for fiscal 2020 as we see improving market activity in North American refinery turnarounds and are benefitting from our sales and market development efforts in Metal Coatings. Additionally, we should benefit from improved operational performance as our DGS initiative gains traction, and expect accretion from our recent acquisitions. We are re-affirming our fiscal 2020 earnings per fully diluted share guidance range of $2.25 to $2.75. We are also re-affirming our fiscal 2020 annual sales guidance range of $950 million to $1,030 million. We believe we have taken the necessary actions to improve operating performance and with the improved market dynamics, we are optimistic for a much improved fiscal 2020.”

Fourth Quarter and Fiscal Year Results
For the twelve-month period, the Company reported revenues of $927.1 million compared to $810.4 million for the comparable period last year, an increase of 14.4%. Operating income increased 59.5% to $77.0 million compared to $48.2 million in last year’s comparable twelve month period. Net income for the twelve months increased 13.4% to $51.2 million, or $1.96 per diluted share, compared to $45.2 million, or $1.73 per diluted share compared to the prior fiscal year.

Bookings for fiscal 2019 were $988.6 million, compared to $746.5 million for the prior year, an increase of 32.4%. Backlog at the end of the 2019 fiscal year was $332.9 million, an increase of 25.4% compared to backlog at the end of the prior year of $265.4 million. Incoming orders for the year were $988.6 million while revenues for the year totaled $927.1 million, resulting in a book to bill ratio of 1.07. Approximately 53% of the $332.9 million in backlog is expected to be delivered outside of the U.S.

Revenues for the fourth quarter were $202.5 million compared to $200.7 million for the same quarter last year, an increase of 0.9%. Operating income for the fourth quarter increased 44.2% to $13.4 million compared to $9.3 million in last year’s fourth quarter. Net income for the fourth quarter was $8.9 million, or $0.34 per diluted share, compared to net income of $23.5 million, or $0.90 per diluted share, for last year’s fourth fiscal quarter. The fiscal 2018 fourth quarter net income included one-time non-recurring items, the adjusted non-GAAP net income without these benefits would have been $4.0 million or $0.15 per share, as disclosed in the accompanying tables to our press release of May 15, 2018.

Energy Segment
For full year fiscal 2019, Energy segment revenues increased 15.6% to $486.8 million and the operating income of $31.3 million was a $33.1 million improvement over the prior year. The increase in net sales for fiscal 2019 was attributable to several factors including increased turnaround activity in the U.S. refinery market, higher activity in the international markets and increase in our electrical business. Operating margins for the 2019 fiscal year were 6.4% as compared to a negative 0.4% in the prior fiscal year. This increase was attributable to the improved refinery turnarounds described above and better project margins. In fiscal 2018, the Energy segment recognized impairment charges of $10.5 million and a provision for doubtful accounts of $2.9 million resulting from an adverse court decision related to certain outstanding accounts receivables. No such charges were recorded in 2019.
Revenues for the Energy segment for the fourth quarter of fiscal 2019 were $101.3 million as compared to $103.5 million for the same quarter last year, a decline of 2.1%. Operating income for the segment increased to $5.6 million compared to $1.3 million in the same period last year, an increase of 341%. Operating margins for the fourth quarter improved to 5.5% as compared to 1.2% in the prior year period.

Metal Coatings Segment
For full year fiscal 2019, Metal Coatings segment revenues increased 13.1% to $440.3 million and operating income decreased 0.9% to $83.6 million compared to $389.4 million and $84.3 million respectively, for the prior fiscal year. The increased revenue was attributable to incremental net sales from our acquisitions during the year and increased prices. Operating margins for the 2019 fiscal year were 19.0% compared to 21.7% in the prior fiscal year. Operating margins were impacted by higher zinc and labor costs that were not fully offset by the increase in pricing.

Revenues for the Company’s Metal Coatings segment for the fourth quarter of fiscal 2019 were $101.3 million, compared to the $97.2 million in the same period last year, an increase of 4.2%. Operating income was $18.0 million, in line with the prior year fourth quarter. Operating margins for the fourth quarter were 17.8%, compared to 18.5% in the same period last year.

Today’s Conference Call Details
Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). A webcast of the call will be available on the Company’s Investor Relations page at http://www.azz.com/investor-relations.

A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation # 10130814, or for 30 days at http://www.azz.com/investor-relations.

There will be a slide presentation accompanying today’s event. The Company’s slide presentation for the call will be available on the Investor Relations page at http://www.azz.com/investor-relations.

About AZZ Inc.

AZZ Inc. is a global provider of metal coating solutions, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Metal Coatings is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Safe Harbor Statement

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the political stability and economic conditions of the various markets that AZZ serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management and employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 28, 2019 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Paul Fehlman, Senior Vice President - Finance and CFO
AZZ Inc. 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame, Robert Blum or Joe Diaz
Internet: www.lythampartners.com

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AZZ Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended February 28,		Twelve Months Ended February 28,
	2019	2018	2019	2018

Net sales	$202,548	$200,660	$927,087	$810,430
Costs of sales	159,291	162,650	728,466	650,121
Gross margin	43,257	38,010	198,621	160,309

Selling, general and administrative	29,871	28,726	121,665	112,061
Operating income	13,386	9,284	76,956	48,248

Interest expense	3,430	3,593	14,971	13,860
Other (income) expense, net	(181)	3,399	(1,020)	3,489
Income before income taxes	10,137	2,292	63,005	30,899
Income tax expense (benefit)	1,286	(21,195)	11,797	(14,270)
Net income	$8,851	$23,487	$51,208	$45,169
Earnings per common share
Basic	$0.34	$0.91	$1.97	$1.74
Diluted	$0.34	$0.90	$1.96	$1.73

Diluted average shares outstanding	26,153	25,998	26,107	26,036

AZZ Inc.
Segment Reporting
(in thousands)
(unaudited)

	Three Months Ended February 28,		Twelve Months Ended February 28,
	2019	2018	2019	2018

Net sales:
Energy	$101,297	$103,507	$486,823	$421,033
Metal Coatings	101,251	97,153	440,264	389,397
	$202,548	$200,660	$927,087	$810,430

Segment operating income (loss):
Energy	$5,569	$1,263	$31,332	$(1,766)
Metal Coatings	18,010	18,000	83,591	84,332
Corporate	(10,193)	(9,979)	(37,967)	(34,318)
	$13,386	$9,284	$76,956	$48,248

AZZ Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	February 28, 2019	February 28, 2018

Assets:
Current assets	$378,545	$329,154
Net property, plant and equipment	210,227	216,855
Other assets, net	499,798	482,200
Total assets	$1,088,570	$1,028,209

Liabilities and shareholders’ equity:
Current liabilities	$164,771	$131,739
Long term debt due after one year, net	240,745	286,609
Other liabilities	79,326	44,658
Shareholders’ equity	603,728	565,203
Total liabilities and shareholders’ equity	$1,088,570	$1,028,209

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Twelve Months Ended February 28,
	2019	2018

Net cash provided by operating activities	$114,668	$78,909
Net cash used in investing activities	(32,073)	(73,939)
Net cash (used in) provided by financing activities	(78,004)	3,800
Effect of exchange rate changes on cash	(1,439)	781
Net decrease in cash and cash equivalents	$3,152	$9,551
Cash and cash equivalents at beginning of period	20,853	11,302
Cash and cash equivalents at end of period	$24,005	$20,853

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